Exhibit 10.20

FIRST AMENDMENT TO CO-LENDER AGREEMENT
THIS FIRST AMENDMENT TO CO-LENDER AGREEMENT (this “Agreement”), dated as of May 9, 2011, is entered into by and among Goldman Sachs Commercial Mortgage Capital, L.P. (as predecessor-in-interest to Goldman Sachs, “Goldman”), Citicorp North America, Inc. (“Citi”), KBS GKK Participation Holdings I, LLC (“KBS Mortgage Lender,” and collectively with Goldman and Citi, the “Mortgage Lenders”).
WITNESSETH:
WHEREAS, Citi, Goldman and SLG Stars Mortgage Loan LLC (“SLG”) were holders of 48.2%, 37.5% and 14.3% ownership interests, respectively, in the loan (the “Loan”) made pursuant to that certain Loan Agreement, dated as of April 1, 2008, as amended by that certain Amendment to Loan Agreement, dated as of August 22, 2008, as further amended by that certain Second Amendment to Loan Agreement, dated as of March 9, 2010, as further amended pursuant to that certain extension agreement, dated March 13, 2011, as further amended pursuant to that certain extension agreement, dated April 15, 2011, and as further amended by that certain extension agreement, dated April 29, 2011, among themselves and the borrowers named therein (as the same may be further amended, the “Loan Agreement”);
WHEREAS, pursuant that certain Assignment and Assumption Agreement, dated as of the date hereof, KBS Mortgage Lender acquired SLG's 14.3% ownership interests in the Loan (the “KBS Loan Acquisition”);
WHEREAS, KBS Mortgage Lender received financing for the KBS Loan Acquisition pursuant to those certain Amended and Restated Master Repurchase Agreements (the “Repurchase Agreements”), dated April 28, 2011, between KBS Mortgage Lender and affiliates of Citi and Goldman;
WHEREAS, Citi and Goldman have required that this agreement be executed and delivered by KBS Mortgage Lender as a condition precedent to the KBS Mortgage Lender receiving such financing for the KBS Loan Acquisition; and
WHEREAS, it is the intent of the parties hereto to modify the terms of that certain Co-Lender Agreement, dated as of August 22, 2008, by and among Citi, Goldman and SLG (as predecessor-in-interest to KBS Mortgage Lender) (the “Co-Lender Agreement”) to provide, among other things, that the ownership interest in the Loan owned by KBS Mortgage Lender (the “Subordinated Interest”) shall be subordinated in all respects to those ownership interests in the Loan held by Citi and Goldman (the “Senior Interest”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.
Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Co-Lender Agreement, or, if not defined in the Co-Lender Agreement, in the Repurchase Agreements.

2.
Excluded Lender. At all times that any amount under the Loan remains due and unpaid to the holders of the Senior Interest (a “Outstanding Loan Period”), the Subordinated Interest holder shall be deemed to be an Excluded Lender under the Co-Lender Agreement.

3.
Two-Thirds Decision Definition. Clause (xviii) of the definition “Two-Thirds Decision” shall be deleted in its entirety and replaced with the following: “Consenting to an adequate protection order, debtor-in-possession financing, any cash collateral order or the adoption or approval of a plan of reorganization in a bankruptcy or reorganization of the Borrower or any of its affiliates.”

4.	Subordination and Application of Subordinated Amounts.

a.	“Subordinated Amounts” shall mean all amounts that would be due and payable to the Subordinated Interest holder with respect to its interest in the Loan.

b.
“Repayment Date” shall mean the date upon which KBS Mortgage Lender has satisfied all of its obligations under the Repurchase Agreements (or, if the obligations under the Repurchase Agreements are refinanced through the Replacement Mezz Loan, the date that all obligations are satisfied under the Replacement Mezz Loan), including, but not limited to, the payment in full of all amounts due and payable thereunder.

c.
In lieu of payments or distributions of proceeds to the Subordinated Interest holder, during the Outstanding Loan Period and prior to the Repayment Date, (i) all Subordinated Amounts that constitute interest payable under the Loan shall be applied for the account of KBS Mortgage Lender first towards payment of the Price Differential under the Repurchase Agreements (or towards interest under the Replacement Mezz Loan, if applicable), then towards repayment of the Repurchase Price (or towards principal under the Replacement Mezz Loan, if applicable), and then to any other payments due under the Repurchase Agreements or the Replacement Mezz Loan, if applicable; and (ii) all other Subordinated Amounts including Subordinated Amounts which constitute principal payable under the Loan, shall be applied for the account of KBS Mortgage Lender first towards repayment of the Repurchase Price (or towards payment of principal under the Replacement Mezz Loan, if applicable), then towards payment of the Price Differential under the Repurchase Agreements (or towards interest under the Replacement Mezz Loan, if applicable), and then towards any other payments due under the Repurchase Agreements or the Replacement Mezz Loan, if applicable.

For the avoidance of doubt, each application of payments referenced above shall be made on a pro-rata basis to the amounts due and payable under each of the respective Repurchase Agreements.

d.
As of the Repayment Date, the Subordinated Interest shall be subordinate and junior in right of payment, priority, collection and in all other respects to the Senior Interest. Notwithstanding anything contained in the Co-Lender Agreement, the Loan Agreement or any other Loan Document to the contrary (including, without limitation, Section 1 of the Co-Lender Agreement), as of the Repayment Date, the holder of the Subordinated Interest shall not receive any payment, distribution of proceeds or other consideration with respect to its interest in the Loan during the Outstanding Loan Period.

e.
Any provision in the Co-Lender Agreement that provides for a distribution of payments due with respect to the Loan to all of the Mortgage Lenders is hereby amended to refer only to the holders of the Senior Interest during the Outstanding Loan Period (subject to the provisions of Section 4(c) hereto). This Agreement shall constitute a continuing agreement of subordination which shall remain in effect until such time as the Senior Interest is paid in full.

5.
Unauthorized Payments. In the event that any payment or distribution upon or with respect to the Subordinated Interest is received by KBS Mortgage Lender during the Outstanding Loan Period contrary to the provisions of this Agreement, such payment or distribution shall be received in trust for the benefit of the Senior Interest (subject to the provisions of Section 4(c) hereto) and shall be forthwith paid over to Servicer for the benefit of the Senior Interest (subject to the provisions of Section 4(c) hereto), in the same form as so received (with any necessary endorsement) for application to the payment or prepayment of the Senior Interest. In the event of failure by the KBS Mortgage Lender to make any such endorsement, the Servicer, or any of its officers or employees is hereby unequivocally authorized to make the same.

6.	Insolvency or Liquidation Proceedings.

a.
During the Outstanding Loan Period, if any Borrower shall be subject to any Insolvency or Liquidation Proceeding and the Servicer shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the Servicer or any other creditor has a Lien, or to permit any Borrower to obtain financing, whether from the Senior Interest holders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then Subordinated Interest holder agrees that it will raise no objection to such Cash Collateral use or DIP Financing.

b.
During the Outstanding Loan Period, the Subordinated Interest holder agrees that it shall not seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Servicer.

c.
During the Outstanding Loan Period, Subordinated Interest holder agrees that it shall not contest (or support any other Person contesting): (i) any request by the Servicer or the Senior Interest holders for adequate protection or (ii) any objection by the Servicer or the Senior Interest holders to any motion, relief, action or proceeding based on the Servicer or the Senior Interest holders claiming a lack of adequate protection.

d.
During the Outstanding Loan Period, the Subordinated Interest holder shall not seek the payment of any interest or fees on any Subordinated Interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding or any other adequate protection or any other relief.

e.
During the Outstanding Loan Period, the Subordinated Interest holder shall not, (i) vote against or oppose confirmation of any plan of partial or complete reorganization, liquidation, arrangement, composition or extension with respect to any of the Borrowers (a “Plan”) that is approved by the Servicer or the Senior Interest holders or (ii) vote in favor of or support confirmation of any Plan that is opposed by the Servicer or the Senior Interest holders.

7.
Further Documents. The Subordinated Interest holder shall execute and deliver such further documents, agreements and instruments and shall take such further action as the Servicer may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

8.	Waivers. This Agreement is effective notwithstanding any defect in the validity or enforceability of any instrument or document evidencing the Loan.

9.
Amendment. No amendment, modification or waiver shall be deemed to be made by the Senior Interest holders of any of their rights hereunder unless the same shall be in writing and signed by the Senior Interest holders. Each such waiver, if any, shall be a waiver only with respect to the specific matters to which the waiver relates and shall in no way impair the rights of the Senior Interest holders or the obligations of the Subordinated Interest holder.

10.
Successors and Assigns. This Agreement shall bind the Mortgage Lenders and each of their respective successors, assigns, heirs and estates, and shall inure to the benefit of the Senior Interest holders and each of their successors and assigns.

11.
Reliance by the Senior Interest Holders. The Subordinated Interest holder by its acceptable hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration for providing financing for the KBS Loan Acquisition.

12.
Integration and Severability. This Agreement embodies the entire agreement and understanding among the Mortgage Lenders and the Servicer regarding the subject matter hereof. In case any one or more of the obligations of any party hereto shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of each party hereto shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of each party hereto under this Agreement in any other jurisdiction.

13.
Counterparts. This Agreement may be executed in any number of separate counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. In proving this Agreement in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile transmission or electronic mail shall be deemed an original signature hereto.

14.
Authorization of Servicer. The Servicer is hereby unequivocally authorized to withhold Subordinated Amounts otherwise payable to the KBS Mortgage Lender and make payments and distributions directly to Goldman Sachs Mortgage Company and Citigroup Financial Products Inc., the Buyers under the Repurchase Agreements (or the holders of the Replacement Mezz Loan, if applicable), in accordance with the terms of this Agreement.

15.
No Other Amendment. Except as modified hereby, the Co-Lender Agreement (as amended by this Agreement) constitutes the entire agreement of the parties hereto regarding the subject matter set forth in the Co-Lender Agreement, and the Co-Lender Agreement shall remain in full force and effect. Mortgage Lenders hereby ratify and reaffirm all of the terms and provisions of the Co-Lender Agreement. Except as expressly set forth herein, nothing contained herein shall be construed or interpreted as a modification or amendment of the Co-Lender Agreement in any way.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MORTGAGE LENDERS:

GOLDMAN SACHS MORTGAGE COMPANY,
a New York limited partnership

By:     Goldman Sachs Real Estate Funding Corp.,
its general partner

By:     /s/ Mark J. Buono
Name:    Mark J. Buono
Title: Authorized Signatory

CITICORP NORTH AMERICA, INC.,
a New York corporation

By:     /s/ Authorized Signatory
Name:    Authorized Signatory
Title: Authorized Signatory

KBS GKK PARTICIPATION HOLDINGS I, LLC,
a Delaware limited liability company
By:    KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company,
its sole member
By:    KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its manager
By:    KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
its sole general partner
By: /s/ David E. Snyder
Name: David E. Snyder
Title: Chief Financial Officer

[Signatures Continue on the Following Page]

SERVICER:

ARCHON GROUP, L.P.,
a Delaware limited partnership

By:     /s/ Michael Forbes
Name:    Michael Forbes
Title: Authorized Signatory